Exhibit 4.5

GUARANTEE AGREEMENT

GUARANTEE AGREEMENT, dated as of [—], 2011, made by Ally Financial Inc., a Delaware corporation (the “Company”, which term includes any successor under the Indenture hereinafter referred to) and each of the parties hereto designated on the signature pages hereof as a Guarantor (including each Person that becomes a party hereto pursuant to Section 3.12, each a “Guarantor”), in favor of the Trustee (as defined below), for its benefit and for the benefit of the holders from time to time (the “Holders”) of the notes listed on Schedule 1 hereto (the “Guaranteed Notes”, which term shall include any “Additional Notes” as set forth below) of the Company, issued under that certain indenture dated as of July 1, 1982 (as supplemented or otherwise modified from time to time, the “Indenture”), by and between the Company and The Bank of New York Mellon, as trustee (in such capacity, the “Trustee”).

W I T N E S S E T H :

WHEREAS, on the date hereof, the Company issued (the “Issuance”) the Guaranteed Notes, pursuant to the terms and conditions set forth in the offering memorandum related to the offering of such notes;

WHEREAS, each of the Guarantors is a Subsidiary of the Company and hereby acknowledges that the Issuance shall benefit such Guarantor;

WHEREAS, as incentive for the purchasers of the Guaranteed Notes to purchase such Guaranteed Notes, the Guarantors desire to guarantee the obligations of the Company with respect to the Guaranteed Notes under the Indenture on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the purchase of the Guaranteed Notes by the Holders, the Guarantors hereby agree with the Trustee for its benefit and for the benefit of the Holders as follows:

ARTICLE 1

DEFINED TERMS

Section 1.01. Definitions. (a) Unless otherwise defined herein, terms defined in the Indenture and used herein shall have the meanings given to them in the Indenture.

(b) The following terms shall have the following meanings:

“Affiliate”: as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Asset Sale”:

(1) the conveyance, sale, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets of a Guarantor or any of its Subsidiaries (including, without limitation, any agreement with respect to a transaction that has the effect of conveying or monetizing the value of such property or assets) (each referred to as a “Disposition”); or

(2) the issuance or sale of equity interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent received by applicable law) of any Subsidiary of a Guarantor (including, without limitation, any agreement with respect to a transaction that has the effect of conveying or monetizing the value of such equity interests) whether in a single transaction or a series of related transactions;

in each case, other than:

(a) any Disposition of property or assets by a Guarantor or Subsidiary of a Guarantor or issuance of securities by a Subsidiary of a Guarantor to a Guarantor or another Subsidiary of a Guarantor (other than to Residential Capital, LLC (“ResCap”) or any Subsidiary of ResCap if ResCap or such Subsidiary of ResCap becomes a Guarantor or a Subsidiary of a Guarantor);

(b) any Disposition of cash or cash equivalents other than the Disposition of any cash or cash equivalents that represent proceeds from the Disposition of property or assets or the sale or the issuance or sale of equity interests (collectively, “Subject Assets”), and the Disposition of such Subject Assets (if made in lieu of such Disposition of cash or cash equivalents) would not otherwise comply with Section 2.04(c) of this Guarantee Agreement;

(c) any Disposition of property or assets by any Guarantor or Subsidiary of a Guarantor or issuance or sale of equity interests of any Subsidiary of a Guarantor which property, assets or equity interests, as applicable, so sold or issued in any transaction or series of related transactions, have an aggregate fair market value (as determined in good faith by such Guarantor or Subsidiary) of less than $25 million;

(d) the granting of any lien permitted by Section 2.04(b) of this Guarantee Agreement; and

(e) foreclosure on assets or property.

“Board of Directors”: with respect to:

(1) a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) a partnership, the board of directors of the general partner of the partnership;

(3) a limited liability company, the managing member or members or any controlling committee of managing members thereof or, if managed by managers, the board of managers or any committee thereof duly authorized to act on behalf of such board; and

(4) any other Person, the board of directors or governing body of such Person serving a similar function.

“Debt”: with respect to any specified Person, any indebtedness of such Person: (1) in respect of borrowed money of such Person; (2) evidenced by bonds, notes, debentures or similar instruments issued by such Person; (3) in respect of letters of credit, banker’s acceptances or other similar instruments issued on account of such Person; (4) representing the portion of capital lease obligations (that does not constitute interest expense) and attributable debt in respect of sale leaseback transactions; (5) representing the balance deferred and unpaid of the purchase price of any property or services acquired by or rendered to such person due more than six months after such property is acquired or such services are completed; (6) representing obligations of such Person with respect to the redemption, repayment or other repurchase of any preferred stock and (7) hedging obligations in connection with “Debt” referred to in clauses (1) through (6).

“Guarantee Agreement”: this Guarantee Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Guarantors”: the collective reference to each Guarantor.

“Officer”: with respect to any Person, the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Assistant Secretary or any Vice-President of such Person.

“Person”: any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust association, organization or other entity of any kind or nature.

“Subsidiary”: with respect to any Person, any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, controlled or held or (b) in the case of any partnership, joint venture, limited liability company or similar entity, that is, at the time any determination is made, otherwise controlled, by such Person or one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person.

Section 1.02. Other Definitional Provisions. (a) The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import when used in this Guarantee Agreement shall refer to this Guarantee Agreement as a whole and not to any particular provision of this Guarantee Agreement, and Section references are to this Guarantee Agreement unless otherwise specified.

(b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

ARTICLE 2

GUARANTEE

Section 2.01. Guarantee. (a) Each of the Guarantors hereby irrevocably and unconditionally guarantees (the “Guarantee”), jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, to the Trustee, each Holder of a Guaranteed Note authenticated and delivered by the Trustee and each of their successors, transferees and assigns, the performance and punctual payment when due, whether at maturity, by acceleration or otherwise, of all payment obligations of the Company in respect of the Guaranteed Notes (pursuant to the terms thereof and of the Indenture), whether for payment of (w) principal of, or premium, if any, interest or additional interest on the Guaranteed Notes, (x) expenses, (y) indemnification or (z) otherwise (all such obligations guaranteed by such Guarantors, the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, in accordance with the terms thereof, without notice to or further assent from it, and that it will remain bound upon its Guarantee notwithstanding any extension or renewal of any Guaranteed Obligations.

(b) Except as provided in Section 3.13, with respect to each Guarantor, no payment made by any other Guarantor or any other Person or received or collected by the Trustee or from any other Guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Guaranteed Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of such Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the

Guaranteed Obligations or any payment received or collected from such Guarantor in respect of the Guaranteed Obligations), remain liable for the Guaranteed Obligations up to the maximum liability of such Guarantor hereunder until the Guaranteed Obligations are paid in full.

(c) Each of the Guarantors further agrees that its Guarantee hereunder constitutes a guarantee of payment when due and not of collection.

(d) To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of the Company or any other Guarantor or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Company or any other Guarantor, other than the payment in full of all the Guaranteed Obligations or termination or release of the Guarantor’s obligations pursuant to Section 3.13 hereof.

Section 2.02. Maximum Liability. Each Guarantor, and by its acceptance of this Guarantee, the Trustee and each Holder, hereby confirms that it is the intention of all such Persons that this Guarantee and the obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for the purposes of Title 11 of the United States Code, as amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guarantee and the obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Trustee and each Holder hereby irrevocably agrees that the obligations of each Guarantor under this Guarantee Agreement shall be limited to the maximum amount that can hereby be guaranteed without rendering the obligations of such Guarantor under this Guarantee Agreement voidable under applicable law relating to fraudulent conveyance, fraudulent transfer or similar laws affecting the rights of creditors generally.

Section 2.03. Execution and Delivery of Guarantee. To evidence its Guarantee set forth in this Guarantee Agreement, each Guarantor hereby agrees that a notation of such Guarantee substantially in the form attached as Annex 3 hereto shall be endorsed by an Officer of such Guarantor on each Guaranteed Note authenticated and delivered by the Trustee and that this Guarantee Agreement shall be executed on behalf of such Guarantor by one of its Officers. Each Guarantor hereby agrees that its Guarantee set forth in this Guarantee Agreement shall remain in full force and effect notwithstanding any failure to endorse on each Guaranteed Note a notation of such Guarantee. If an Officer whose signature is on this Guarantee Agreement or on any notation of any Guarantee no longer holds that office at the time the Trustee authenticates the Guaranteed Note on which a Guarantee is endorsed, the Guarantee shall be valid nevertheless. The delivery of any Guaranteed Note by the Trustee, after the authentication thereof, shall constitute due delivery of the Guarantee set forth in this Guarantee Agreement on behalf of the Guarantors.

Section 2.04. Covenants of the Guarantors.

(a) Guarantors May Consolidate, etc., on Certain Terms.

(i) No Guarantor shall merge or consolidate with any other corporation or sell or convey all or substantially all of its assets to any person, firm or corporation, unless (A) either such Guarantor shall be the continuing corporation, or the successor corporation (if other than such Guarantor) shall expressly assume the guarantee of the due and punctual payment, when due, of the Guaranteed Obligations, and the due and punctual performance and observance of all of the covenants and conditions of this Guarantee Agreement to be performed by such Guarantor by the execution of the Assumption Agreement substantially in the form of Annex 1 hereto, executed and delivered to the Trustee by such corporation, and (B) such Guarantor or such successor corporation, as the case may be, shall not, immediately after such merger or consolidation, or such sale or conveyance, be in default in the performance of any such covenant or condition.

(ii) In the case of any such consolidation, merger, sale or conveyance and upon any such assumption by the successor corporation, such successor corporation shall succeed to and be substituted for such Guarantor, with the same effect as if it had been named herein as a Guarantor.

(iii) The Trustee shall receive an Opinion of Counsel as conclusive evidence that any such consolidation, merger, sale or conveyance, and any such assumption, complies with the provisions of this Guarantee Agreement.

(b) Limitation on Liens.

(i) No Guarantor, nor any Subsidiary of a Guarantor, shall pledge or otherwise subject to any lien any of its property or assets to secure (A) any Debt of the Company or any direct or indirect parent of the Company or (B) any Debt incurred to repay, retire, redeem, refund, refinance, replace, defease, cancel, repurchase or exchange any such Debt described in the foregoing clause (A), in each case unless the Guaranteed Notes are secured by such pledge or lien equally and ratably with such Debt so long as any such other Debt shall be so secured; provided, that financings, securitizations and hedging activities conducted by a Subsidiary of the Company in the ordinary course of business and not incurred in contemplation of the payment of Debt described in clause (A) prior to its stated maturity shall not be deemed to be covered by clause (B).

(ii) No Guarantor, nor any Subsidiary of a Guarantor, shall pledge or otherwise subject to any lien any of its property or assets to secure any Debt of ResCap or any Subsidiary of ResCap.

(c) Limitation on Asset Sales. No Guarantor, nor any Subsidiary of a Guarantor, shall make an Asset Sale to the Company or any Subsidiary or other Affiliate of the Company that is not a Guarantor or a Subsidiary of a Guarantor, other than:

(i) any Asset Sale on terms not less favorable in any material respect to such Guarantor or Subsidiary, as applicable, than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s length basis from a person who is not the Company or a Subsidiary or other Affiliate of the Company (as determined in good faith by such Guarantor or Subsidiary or, if the consideration received in connection with such Asset Sale (or series of related Asset Sales) exceeds (x) $250 million, as determined in good faith by the Board of Directors of the Company or (y) exceeds $500 million, subject to a customary fairness opinion from an independent accounting, appraisal or investment banking firm of national standing to the effect that (A) the financial terms of such Asset Sale are fair to such Guarantor or Subsidiary of such Guarantor, as applicable, from a financial point of view or (B) the financial terms of such Asset Sale are not less favorable in any material respect to such Guarantor or Subsidiary of such Guarantor, as applicable, than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s length basis from a person who is not an Affiliate of the Company);

(ii) any Asset Sale to a Guarantor or to a Subsidiary of a Guarantor (other than to ResCap or any Subsidiary of ResCap if ResCap or such Subsidiary of ResCap becomes a Guarantor or a Subsidiary of a Guarantor);

(iii) any Asset Sale of the equity interests of a Subsidiary of a Guarantor provided that such Subsidiary shall become a Guarantor as of the time such Asset Sale occurs;

(iv) any Asset Sale in connection with financing, securitization and hedging activities conducted by the Company or any Subsidiary of the Company in the ordinary course of business on terms not less favorable in any material respect to such Guarantor or Subsidiary, as applicable, than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a person who is not the Company or a Subsidiary or other Affiliate of the Company; or

(v) any Asset Sale in connection with the Disposition of all or substantially all of the assets of any Guarantor in a manner permitted pursuant to Section 2.04(a) of this Guarantee Agreement.

(d) Limitation on Transactions with Affiliates. Each Guarantor shall not, and shall not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of related transactions, contract, agreement, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company involving aggregate consideration in excess of $25 million (each of the foregoing, an “Affiliate Transaction”), unless: (i) such Affiliate Transaction is on terms that are not less favorable in any material respect to such Guarantor or the relevant Subsidiary than those that could reasonably have been obtained in a comparable arm’s length transaction by such Guarantor or such Subsidiary with an unaffiliated party; and (ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $250 million, such Affiliate Transaction is approved by the Board of Directors of the Company; and (iii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $500 million, the Company must obtain and deliver to the Trustee a written opinion of a nationally recognized investment banking, accounting or appraisal firm stating that the transaction is fair to such Guarantor or such Subsidiary, as the case may be, from a financial point of view.

The foregoing limitation does not limit, and shall not apply to:

(i) any Disposition permitted under Section 2.04(c) of this Guarantee Agreement;

(ii) the payment of reasonable and customary fees and indemnities to members of the Board of Directors of the Company or a Subsidiary;

(iii) the payment of reasonable and customary compensation and other benefits (including retirement, health, option, deferred compensation and other benefit plans) and indemnities to officers and employees of the Company or any Subsidiary of the Company;

(iv) transactions between or among any Guarantor or Subsidiary of a Guarantor and any other Guarantor or any Subsidiary of a Guarantor; provided, however, that this exception shall not apply to ResCap or any of its Subsidiaries should ResCap or any such Subsidiaries become Guarantors or Subsidiaries of Guarantors;

(v) the issuance of equity interests of any Guarantor otherwise permitted by the Guaranteed Notes and this Guarantee Agreement and capital contributions to any Guarantor;

(vi) any agreement or arrangement as in effect on the issue date of the Guaranteed Notes and any amendment or modification thereto so long as such amendment or modification is not more disadvantageous to the Holders in any material respect; and

(vii) transactions with General Motors Corporation or any of its Subsidiaries, or any customers, clients, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business.

(e) Limitation on Guarantees of Debt. No Guarantor nor any Subsidiary of a Guarantor shall guarantee the payment of any Debt of ResCap or any Subsidiary of ResCap.

Section 2.05. Right of Contribution. To the extent permitted by applicable law, each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.07. The provisions of this Section 2.05 shall in no respect limit the obligations and liabilities of any Guarantor to the Trustee and the Holders, and each Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Guarantor hereunder.

Section 2.06. Indemnity. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 2.07 hereof), the Company agrees that in the event a payment shall be made by any Guarantor under this Guarantee Agreement in respect of any Guaranteed Obligations, the Company shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment.

Section 2.07. No Subrogation. Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any Guaranteed Obligations until payment in full of all Guaranteed Obligations. The Guarantors shall have the right to seek contribution from any non-paying Guarantor or indemnity from the Company so long as the exercise of such right does not impair the rights of the Holders under the Guarantee.

Section 2.08. Amendments, etc., with Respect to the Guaranteed Obligations. To the fullest extent permitted by applicable law, (i) each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Guaranteed Obligations made by the Trustee or any Holder may be rescinded by the Trustee or such Holder and any of the Guaranteed Obligations continued, (ii) the Guaranteed Obligations, or the liability of any other Person upon or for any part thereof, or any guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Trustee or any Holder, (iii) the Indenture and any other documents executed and delivered in connection with the Issuance may be amended, modified, supplemented or terminated, in whole or in part, as the Trustee (or the required amount of Holders, as the case may be) may deem reasonably advisable from time to time, and (iv) any guarantee or right of offset at any time held by the Trustee or any Holder for the payment of the Guaranteed Obligations may be sold, exchanged, waived, surrendered or released.

Section 2.09. Guarantee Unconditional. Subject to Section 3.06 hereof, the Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Guaranteed Notes or this Guarantee Agreement, the absence of any action to enforce the same, any waiver or consent by any Holder of the Guaranteed Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor (other than termination or release pursuant to Section 3.13 hereof). Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and agrees, subject to Section 3.13, that this Guarantee Agreement shall not be discharged except by payment in full of all the Guaranteed Obligations.

Section 2.10. Reinstatement. This Guarantee Agreement shall, subject to Section 3.13 hereof, (i) remain in full force and effect and continue to be effective should any petition be filed by or against the Company or any Guarantor for liquidation or reorganization or equivalent proceeding under applicable law, should the Company or any Guarantor become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s assets, or the equivalent of any of the foregoing under applicable law, and (ii) to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment of the Guaranteed Obligations is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by the Company or any Guarantor on the Guaranteed Notes, whether as a voidable preference, fraudulent transfer, or as otherwise provided under similar laws affecting the rights of creditors generally or under applicable laws of the jurisdiction of formation of the Company or any Guarantor, all as though such payment had not been made.

Section 2.11. Payments. Each Guarantor hereby guarantees that payments hereunder shall be paid to the Trustee without set-off or counterclaim in U.S. dollars at its offices at 101 Barclay Street, Floor 8W, New York, New York 10286 Attention: Corporate Trust Administration.

ARTICLE 3

MISCELLANEOUS

Section 3.01. Amendments in Writing. The Company, the Guarantors, and the Trustee may from time to time and at any time, without the consent of the Holders, enter into amendments hereto for one or more of the following purposes: (i) to enter into modifications or amendments to the Guarantee Agreement to add additional Guarantors; (ii) to provide for the assumption by a successor Guarantor of the obligations under the Guarantee Agreement pursuant to Section 2.04(a) hereof; (iii) to release the Guarantee of any Guarantor in accordance with the terms of the Indenture and this Guarantee Agreement; (iv) to add further covenants, restrictions, conditions or provisions that the Board of Directors of the Company and the Trustee shall deem to be for the protection of the Holders of the Guaranteed Notes; (v) to cure any ambiguity or to correct or supplement any provision contained in this Guarantee Agreement which may be defective or inconsistent with any other provision contained herein; (vi) to make such other provisions in regard to matters or questions arising under this Guarantee Agreement as shall not adversely affect the interests of the Holders of the Guaranteed Notes and (vii) to evidence and provide for a successor trustee. With the consent of the holders of not less than a majority in aggregate principal amount of the Guaranteed Notes (voting as one class), the Company, the Guarantors, and the Trustee may from time to time and at any time enter into an amendment to this Guarantee Agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Guarantee Agreement or modifying in any manner the rights of the holders of Guaranteed Notes hereunder (x) with respect to the covenants set forth in Section 2.04 and the definitions of defined terms used therein and (y) with respect to any other term; provided that without the consent of the holder of each Guaranteed Note, no such amendment pursuant to this clause (y) shall, except as otherwise expressly provided herein, modify the Guarantee or the Guarantee Agreement in any way adverse to the Holders.

In determining whether the Holders of the required aggregate principal amount of Guarantee Notes have concurred in any direction, consent or waiver under this Guarantee Agreement, Guaranteed Notes which are owned by the Company or any other obligor on the Guaranteed Notes, or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any other obligor on the Guaranteed Notes, shall be disregarded and deemed not to be outstanding for the purpose of any such determination, except that for the purpose of determining whether the Trustee shall be protected in relying on any such direction, consent or waiver only Guaranteed Notes which a responsible officer of the Trustee knows are so owned shall be so disregarded. Guaranteed Notes so owned which have been pledged in good faith may be regarded as outstanding for the purposes of this Section if the pledgee shall establish to the satisfaction of the Trustee the pledgee’s right to vote such Guaranteed Notes and that the pledgee is not a person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any such other obligor. In the case of a dispute as to such right, any decision by the Trustee taken upon the advice of counsel shall be full protection to the Trustee.

The Company may from time to time issue “Additional Notes”, as defined in and issued pursuant to the terms of, any Guaranteed Note. In connection with such issuance, the Company may from time to time furnish to the Trustee an updated Schedule 1 for the purpose of adding “Additional Notes”, which Additional Notes shall be Guaranteed Notes for all purposes hereunder.

Section 3.02. Notices. All notices, requests and demands to or upon the Trustee, the Company or any Guarantor hereunder shall be effected in the manner provided for in Section 14.03 of the Indenture; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor c/o Ally Financial Inc. at 200 Renaissance Center, Detroit, Michigan 48265, Attention of Ally General Counsel (facsimile no. (313) 656-6124) or such other address of which the Trustee has been notified.

Section 3.03. No Waiver by Course of Conduct; Cumulative Remedies. Neither the Trustee nor any Holder shall by any act (except by a written instrument pursuant to Section 3.01), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default or event of default. No failure to exercise, nor any delay in exercising, on the part of the Trustee or any Holder, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Trustee or any Holder of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Trustee or any Holder would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

Section 3.04. Successors and Assigns. This Guarantee Agreement shall be binding upon the successors and assigns of each Guarantor and shall inure to the benefit of the Trustee and the Holders and their permitted successors, transferees and assigns; provided that no Guarantor may assign, transfer or delegate any of its rights or obligations under this Guarantee Agreement except as permitted by Section 2.04 hereof.

Section 3.05. Counterparts. This Guarantee Agreement may be executed by one or more of the parties to this Guarantee Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

Section 3.06. Limitation by Law; Severability. All rights, remedies and powers provided in this Guarantee Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Guarantee Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling. Any provision of this Guarantee Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 3.07. Section Headings. The Section (and Subsection) headings used in this Guarantee Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

Section 3.08. Integration. This Guarantee Agreement, the Indenture and the Guaranteed Notes represents the entire agreement and understanding of the parties hereto with respect to the subject matter hereof.

Section 3.09. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 3.10. Submission to Jurisdiction; Waivers. Each Guarantor hereby irrevocably and unconditionally, to the maximum extent not prohibited by law:

(a) submits for itself and its property in any legal action or proceeding relating to this Guarantee Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Guarantor at its address referred to in Section 3.02 or at such other address of which the Trustee shall have been notified pursuant thereto; and

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law nor shall limit the right to sue in any other jurisdiction.

Section 3.11. Acknowledgements. Each Guarantor hereby acknowledges that the Trustee does not have any fiduciary relationship with or duty to any Guarantor arising out of or in connection with this Guarantee Agreement, and the relationship between the Guarantors, on the one hand, and the Trustee, on the other hand, in connection herewith or therewith is solely that of debtor and creditor.

Section 3.12. Successor Guarantors; Additional Guarantors. Each successor to a Guarantor that is required to become a party to this Guarantee Agreement pursuant to Section 2.04(a) hereof shall become a Guarantor for all purposes of this Guarantee Agreement upon execution and delivery by such entity of an Assumption Agreement substantially in the form of Annex 1 hereto. Any Subsidiary of the Company may become a Guarantor for all purposes of this Guarantee Agreement upon execution and delivery by such entity of an Assumption Agreement substantially in the form of Annex 2 hereto. The execution and delivery of any such instruments shall not require the consent of any other party to this Guarantee Agreement.

Section 3.13. Termination and Release. (a) Notwithstanding anything to the contrary in this Guarantee Agreement, the Guarantee of a Guarantor and all other obligations of such Guarantor under this Guarantee Agreement shall terminate and be of no further force or effect and such Guarantor shall be deemed to be automatically released from all such obligations:

(i) upon the sale, disposition or other transfer (including through merger or consolidation) of a majority of the equity interests (including any sale, disposition or other transfer following which the applicable Guarantor is no longer a Subsidiary of the Company) of the applicable Guarantor, provided such sale, disposition or other transfer is made in compliance with the Indenture; or

(ii) with respect to a particular series of Guaranteed Notes, upon the discharge of the Company’s obligations in respect of such series of Guaranteed Notes in accordance with the terms of the Indenture and the terms of such series of Guaranteed Notes.

(b) In connection with any termination or release pursuant to this Section 3.13, the Trustee shall execute and deliver to any Guarantor, at such Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence such termination or release; provided that the Trustee shall not be required to take any actions under this Section 3.13 unless the Guarantor shall have delivered to the Trustee, together with such request, which may be incorporated into such request, a certificate of an Officer of the Company or such Guarantor certifying that the transaction giving rise to such termination or release is permitted hereby and was consummated in compliance with the Indenture and this Guarantee Agreement. Any execution and delivery of documents pursuant to this Section 3.13 shall be without recourse to or warranty by the Trustee.

Section 3.14. Trustee. The Trustee makes no representations as to the validity or sufficiency of this Guarantee Agreement. The recitals and statements herein are deemed to be those of the Company and each of the Guarantors and not of the Trustee.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee Agreement to be duly executed and delivered as of the date first above written.

COMPANY ALLY FINANCIAL INC., a Delaware corporation

By:
Name:
Title:

GUARANTORS ALLY US LLC, a Delaware limited liability company

By:
Name:
Title:

IB FINANCE HOLDING COMPANY, LLC, a Delaware limited liability company

By:
Name:
Title:

GMAC LATIN AMERICA HOLDINGS LLC, a Delaware limited liability company

By:
Name:
Title:

GMAC CONTINENTAL LLC, a Delaware limited liability company

By:
Name:
Title:

GMAC INTERNATIONAL HOLDINGS B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands

By:
Name:
Title:

THE BANK OF NEW YORK MELLON

By:
Name:
Title:

Schedule 1 to

Guarantee Agreement

Guaranteed Notes

Title of Note	CUSIP No.
8.000% Senior Guaranteed Notes due 2020

Annex 1 to

Guarantee Agreement

ASSUMPTION AGREEMENT, dated as of             , 20[__], made by                     (the “Successor Guarantor”), in favor of THE BANK OF NEW YORK MELLON, as trustee (in such capacity, the “Trustee”). All capitalized terms not defined herein shall have the meaning ascribed to them in such Guarantee Agreement.

WITNESSETH:

WHEREAS, the Guarantors (other than the Successor Guarantor) have entered into the Guarantee Agreement, dated as of [•], 2011 (as amended, supplemented or otherwise modified from time to time, the “Guarantee Agreement”) in favor of the Trustee and the Holders;

WHEREAS, the Guarantee Agreement requires the Successor Guarantor to become a party to the Guarantee Agreement; and

WHEREAS, the Successor Guarantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee Agreement;

NOW, THEREFORE, IT IS AGREED:

1. Guarantee Agreement. By executing and delivering this Assumption Agreement, the Successor Guarantor, as provided in Section 3.12 of the Guarantee Agreement, hereby becomes a party to the Guarantee Agreement as a Guarantor thereunder with the same force and effect as if originally named therein as a Guarantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Guarantor thereunder.

2. Governing Law. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Annex 1-1

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[SUCCESSOR GUARANTOR]

By:
Name:
Title:

Annex 1-2

Annex 2 to

Guarantee Agreement

ASSUMPTION AGREEMENT, dated as of             , 20[    ], made by              (the “Additional Guarantor”), in favor of THE BANK OF NEW YORK MELLON, as trustee (in such capacity, the “Trustee”). All capitalized terms not defined herein shall have the meaning ascribed to them in such Guarantee Agreement.

WITNESSETH:

WHEREAS, the Guarantors (other than the Additional Guarantor) have entered into the Guarantee Agreement, dated as of [•], 2011 (as amended, supplemented or otherwise modified from time to time, the “Guarantee Agreement”) in favor of the Trustee and the Holders;

WHEREAS, the Additional Guarantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee Agreement;

NOW, THEREFORE, IT IS AGREED:

1. Guarantee Agreement. By executing and delivering this Assumption Agreement, the Additional Guarantor, as provided in Section 3.12 of the Guarantee Agreement, hereby becomes a party to the Guarantee Agreement as a Guarantor thereunder with the same force and effect as if originally named therein as a Guarantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Guarantor thereunder.

2. Governing Law. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Annex 2-1

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GUARANTOR]

By:
Name:
Title:

Annex 2-2

Annex 3 to

Guarantee Agreement

FORM OF NOTATION OF GUARANTEE

For value received, each Guarantor (which term includes any successor Person under the Guarantee Agreement) has, irrevocably and unconditionally guaranteed, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, to the Trustee (as defined below), each Holder of a Guaranteed Note authenticated and delivered by the Trustee and each of their successors, transferees and assigns, to the extent set forth in the Guarantee Agreement dated as of [•], 2011 (as amended, supplemented or otherwise modified from time to time, the “Guarantee Agreement”) among Ally Financial Inc., the Guarantors party thereto and The Bank of New York Mellon, as Trustee (the “Trustee”), the performance and punctual payment when due, whether at maturity, by acceleration or otherwise, of all payment obligations of Ally Financial Inc. in respect of the Guaranteed Notes (pursuant to the terms thereof and of the Indenture), whether for payment of (i) principal of, or premium, if any, interest or additional interest on the Guaranteed Notes, (ii) expenses, (iii) indemnification or (iv) otherwise. The obligations of the Guarantors to the Holders of Guaranteed Notes and to the Trustee pursuant to the Guarantee Agreement are expressly set forth in the Guarantee Agreement and reference is hereby made to the Guarantee Agreement for the precise terms of the Guarantee.

Capitalized terms used but not defined herein have the meanings given to them in the Guarantee Agreement.

[NAME OF GUARANTOR(S)]

By:
Name:
Title:

Annex 3-1